Exhibit 99.1



                                                                August 29, 2002


Dear Netro Stockholder,

     I am pleased to advise you that Netro's self-tender has been successfully completed. We repurchased 23 million shares of our common stock, returning $
80.5 million to Netro's stockholders. We are continuing to focus on implementing our plan to streamline operations, reduce costs, and focus our energies and resources on our most attractive market opportunities. We believe that the Angel product represents an exciting growth opportunity for the company. By focusing our efforts on the Angel platform we believe that we have the greatest potential for creating and sustaining long-term stockholder value and building leadership in the broadband fixed wireless industry.

     We believe that broadband fixed wireless products meet the needs of business and residential end-users, where basic infrastructure is needed to serve unmet demand for both voice telephony and high-speed data services (wireless DSL). We have received potential customer interest in our broadband fixed wireless technology from established international carriers. These carriers have deployed other fixed wireless systems with success in the past and are now looking for a mature solution to provide them with future services and a platform that they can scale and grow. We believe that the Angel product line, with its next generation technology, the first non-line-of-sight system using OFDM to be mass-deployed, is a promising cost-effective and timely solution for this market. Since we acquired the Angel product line from AT&T Wireless approximately six months ago, we have achieved all of our internal development milestones and believe we have opportunities to develop traction in the market.

     As we continue to build what we believe will be a solid foundation for future revenues from the Angel product, we want to share with you the strategic milestones that we intend to meet:

     o    Develop key Angel markets:
          o    Introduce new frequencies for new geographies; and
          o Launch trials, to precede actual deployments, in Latin America, China, South Asia, the Middle East and Europe.
     o Reduce the cost of ownership to the telecom carrier while ensuring its ability to offer a wider set of services and generate greater revenue.
          o    Continue development and market new cost reduced products;
          o Continue development and market new lower cost of ownership products, such as self-installed CPEs; and

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          o    Market and develop dedicated features, such as low-cost voice only and data only products.
     o    Control corporate operating expenses.

Executing on the goals outlined above will allow us to improve our gross margins and revenue in the long term.

     We have already delivered on the international version of the Angel product by developing the Angel international switch interface and the Angel
3.5 GHz radio. We began generating revenues from the Angel product in Q2 of this year and expect to generate additional revenues this year. The telecommunications industry is a challenging environment today, however, we are optimistic that new Angel networks, especially in emerging markets, can provide Netro with revenue growth for 2003 and beyond.

     We have also announced that we are undertaking cost-cutting measures in order to rationalize our expense structure and focus our resources on our largest opportunities. This reorganization should allow Netro to focus significant energy on the Angel platform, while allowing us to continue to aggressively market and sell the AirStar product line to our existing customer base, into new third generation cellular backhaul opportunities as they arise, and as a complementary backhaul offering for the Angel product line. We do, however, plan to focus the majority of our research and development resources on reducing the cost of, and adding features to, the Angel product line.

     I hope this letter has provided you with a better understanding of Netro and its business. I want you to know that we at Netro are striving to better communicate with you as we go forward. If you have any additional questions, please do not hesitate to contact our investor relations department, which will be happy to assist you.

Sincerely yours,

/s/ Gideon Ben-Efraim

Gideon Ben-Efraim
Chairman and Chief Executive Officer


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed in this letter are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, achieving revenues from the Angel product in the second half of 2002, and Netro's ability to manufacture and sell the Angel product on a cost-effective basis. We expressly disclaim any responsibility to update any projections contained herein. Further information regarding these and other risks is included in Netro's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, Netro's quarterly reports on Form 10-Q for the three months ended March 31, 2002 and for the six months ended June 30, 2002 and our other filings with the Securities and Exchange Commission.